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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES YEAR-END RESULTS

     Madison Heights, MI. February 12, 2008 -- PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported a loss for the fourth quarter of 2007 of $1,831,000 or $0.60 per average outstanding share, compared to net income of $463,000, or $0.15 per average outstanding share for the same period in 2006. Full year results for 2007 represent a loss of $2,742,000 or $0.89 per average share outstanding as of December 31, 2007, compared to net income of $2,888,000 or $0.95 per average share outstanding on December 31, 2006. Fourth quarter results were impacted by a $3,178,000 addition to the allowance for loan losses, resulting from an increase in the level of non-performing loans included in the loan portfolio of the Company's subsidiary, Peoples State Bank.

     Total assets as of December 31, 2007 were $492,271,000 compared to $497,234,000 on December 31, 2006. Total loans were $389,312,000 as of December 31, 2007 compared to $398,344,000 on December 31, 2006. Deposits were $438,510,000 on December 31, 2007 compared to $433,960,000 at the same time in 2006.

     Michael J. Tierney, President & CEO, commenting on the year-end results, said, "Peoples State Bank had a challenging year in 2007. Southeast Michigan had and continues to have many economic challenges that are impacting all sectors of our market, with real estate being the hardest hit. Southeast Michigan banks faced one of the toughest economic years on record in 2007. We expect another difficult economic year for Michigan businesses and consumers in 2008. Our Board and management team are taking the necessary steps to improve our performance even in a slow economy."

     "The principal weakness in our commercial loan portfolio was in loans to residential real estate developers. We have taken aggressive action on our non-performing loans and PSB has no exposure to the sub-prime mortgage lending market although some of our mortgage loan clients are struggling with the poor economy like everyone else. We sold $13.6 million of our mortgage loans in the fourth quarter to reduce our residential real estate exposure. We are continuously monitoring our entire loan portfolio in light of the difficult Michigan economy."

     "There were many positive developments at Peoples State Bank during 2007. We were named the 2007 BANK OF THE YEAR by the Oakland County Business Finance Corporation. We continued to be one of the top 10 SBA lenders in the Michigan district. We launched a new family of checking, savings, and cash management products that sets us apart from other banks in our market. We opened two new state-of-the-art banking facilities in Grosse Pointe Woods and Troy. Our Troy office was bestowed BEST OF TROY honors by the Troy Chamber of Commerce and for the third straight year we were named one of METROPOLITAN DETROIT'S 101 BEST AND BRIGHTEST COMPANIES TO WORK FOR."

     Mr. Tierney added, "In 2008, we will work even harder to create value for our shareholders, customers, and communities. We will continue to innovate and develop state-of-the-art products and services, support our communities to the best of our ability, and continue to provide the outstanding personal service our customers expect from their local, hometown bank. We will also begin preparing for our 100 year anniversary in 2009."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact: David A. Wilson
         Senior Vice President & CFO
        (248) 548-2900


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